Exhibit (a)(5)(E)

XLIT Ltd. Announces Results of its Tender Offers

HAMILTON, BERMUDA—Friday, July 7, 2017—XL Group Ltd (NYSE: XL) (the “Company”) today announced the results of the previously announced tender offers (the “Offers”) by XLIT Ltd., a wholly-owned subsidiary of the Company, (“XL-Cayman”) relating to the securities of XL-Cayman and Catlin Insurance Company Ltd., an indirect, wholly-owned subsidiary of the Company and XL-Cayman (“Catlin-Bermuda”) listed in the table below (collectively, the “Securities”).

As of the previously announced expiration date and time of 5:00 p.m., New York City time, on July 6, 2017 (the “Expiration Date”), according to information provided by Global Bondholder Services Corporation, the tender and information agent for the Offers, a total of $420,257,000 aggregate liquidation preference or principal amount of Securities had been validly tendered and not validly withdrawn in the Tender Offers. Withdrawal rights for the Securities expired at 5:00 p.m., New York City time, on July 6, 2017.

All Securities that were validly tendered and not validly withdrawn are accepted for purchase. All Securities that were accepted for purchase will be purchased on the Settlement Date, which is expected to occur on July 7, 2017.

The table below sets forth the aggregate liquidation preference or principal amount of Securities validly tendered and not validly withdrawn by the Expiration Date and accepted for purchase by the Company.

CUSIP/ISINs	Title of Securities	Acceptance Priority Level	Liquidation Preference Per Share or Principal Amount Per Note	Aggregate Liquidation Preference or Principal Amount Outstanding	Series Cap	Reference Security (a)	Total Consideration	Liquidation Preference or Principal Amount Tendered and Accepted
G98296109 / KYG982961099	Series D Preference Ordinary Shares of XLIT Ltd.	1	$1,000	$350,000,000	N/A	N/A	$935.00	$27,205,000

98372P AJ7 / US98372PAJ75	Series E Preference Ordinary Shares of XLIT Ltd.	2	$1,000	$1,000,000,000	N/A	N/A	$930.00	$329,722,000

149206 AA2 / 144A ISIN = US149206AA21 Reg S ISIN = USG1970AAA28	Non-Cumulative Preference Preferred Shares of Catlin Insurance Company Ltd.	3	$1,000	$600,000,000	N/A	N/A	$965.00	$46,635,000

98420EAD7 / US98420EAD76	5.500% Subordinated Notes of XLIT Ltd. due 2045	4	$1,000	$500,000,000	$100,000,000	3% UST due February 15, 2047	$1,069.48	$16,695,000

(a)	The Reference Security (as defined below) was priced at 2:00 p.m., New York City time, on the Price Determination Date (as defined below), as quoted on “FIT1” on the Bloomberg Bond Trader page.

The Offers consist of offers, on the terms and conditions set forth in the amended offer to purchase, dated June 20, 2017 (the “Offer to Purchase”), to purchase for cash of up to the Aggregate Maximum Repurchase Amount the Series D Preference Ordinary Shares of XL-Cayman, the Series E

Preference Ordinary Shares of XL-Cayman, the Non-Cumulative Preference Preferred Shares of Catlin-Bermuda and the 5.500% Subordinated Notes of XL-Cayman due 2045 (the “2045 Notes”, and such offer, the “2045 Notes Offer”) that will not result in the aggregate amount that all holders of Securities are entitled to receive, excluding accrued and unpaid dividends or interest, for their Securities that are validly tendered and accepted for purchase in the tender offers to exceed the Aggregate Maximum Repurchase Amount.

The “Total Consideration” listed in the table above for each $1,000 principal amount of the 2045 Notes was determined at 2:00 p.m., New York City time, on June 30, 2017, by calculating the present value of the remaining interest and principal payments on the 2045 Notes (less accrued and unpaid interest) using a fixed spread of +220bps plus the applicable yield to maturity based on the bid-side price of the U.S. Treasury Reference Security for the 2045 Notes, the 3% UST due February 15, 2047, as quoted on the "FIT1" on the Bloomberg Bond Trader page. Only holders of the 2045 Notes who validly tendered and did not validly withdraw such 2045 Notes at or prior to the previously announced Expiration Date are eligible to receive the Total Consideration for such 2045 Notes accepted for purchase.

The Company refers investors to the Offer to Purchase for the complete terms and conditions of the Offers.

Information Relating to the Offers

Citigroup Global Markets Inc., and Wells Fargo Securities, LLC are acting as dealer managers for all Offers. J.P. Morgan Securities LLC is acting as dealer manager for all of the Offers other than the Offer for the Series D Preference Ordinary Shares of XL-Cayman. Investors with questions regarding the tender offers may contact Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect), J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-3424 (collect) or Wells Fargo Securities, LLC at (866) 309-6316 (toll free) or (704) 410-4760 (collect). Global Bondholder Services Corporation is the tender and information agent for the tender offers and can be contacted at (866) 470-4500 (toll-free) or (212) 430-3774 (collect).

Holders may obtain a copy of the Offer to Purchase online at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as an exhibit to the amended Tender Offer Statement on Schedule TO filed by XL-Cayman with the SEC on June 20, 2017. Holders are urged to read the Offer to Purchase carefully before making any decision with respect to the Offers. Holders must make their own decisions as to whether to participate in the Offers, and if they decide to do so, the number or amount of Securities to tender.

None of the Company or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the trustee with respect to any series of Securities is making any recommendation as to whether holders should tender any Securities in response to any of the Offers, and neither the Company nor any such other person has authorized any person to make any such recommendation.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Securities and the tender offers do not constitute offers to buy or the solicitation of offers to sell Securities in any jurisdiction or in any circumstances in which such offers or solicitations are unlawful. The full details of the Offers, including complete instructions on how to tender Securities, are included in the Offer to Purchase. Holders are strongly encouraged to read carefully the Offer to Purchase, including materials incorporated by reference therein, because they will contain important information.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company’s or XL-Cayman’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” “could,” “would,” “look” or similar statements of a future or forward-looking nature identify forward-looking statements. Factors that could cause actual results to differ from those predicted are set forth under “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and our other documents on file with the SEC. Neither the Company nor XL-Cayman undertakes any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

About XL Group Ltd

XL Group Ltd (NYSE: XL), through its subsidiaries and under the XL Catlin brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

Contacts

Abbe F. Goldstein, CFA

Director of Investor Relations

+1 (203) 964-3573

Carol Parker Trott

Corporate Communications & Reinsurance C&M Director

+1 (441) 294-7290

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